Exhibit 3.7

FILED

In the Office of the

Secretary of State of Texas

AUG 17 1988

Corporations Section

ARTICLES OF INCORPORATION

OF

ENCLAVE ADVANCEMENT GROUP, INC.

I, the undersigned natural person of the age of eighteen (18) years or more, being a citizen of the State of Texas, acting as an incorporator of a corporation (the “Corporation”) under the Texas Business Corporation Act (the “Act”), adopt the following Articles of Incorporation for the Corporation:

ARTICLE ONE

Name

The name of the Corporation is ENCLAVE ADVANCEMENT GROUP, INC.

ARTICLE TWO

Duration

The period of the duration of the Corporation is perpetual.

ARTICLE THREE

Purposes

The purposes for which the Corporation is organized are:

Clause (a). To transact any and all lawful purposes for which corporations may be incorporated under the Act.

Clause (b). To engage in the business of performing and rendering services of every kind and description permitted by law in connection with, and to engage in any and all lawful, economic, industrial, agricultural and business pursuits.

Clause (c). To manufacture, construct, erect, fabricate, treat, import, export, design, process, develop, explore for, extract, use, buy, sell and generally deal in and with, at wholesale and retail, as principal, agent, broker, jobber, factor and/or commission merchant, natural resources and their products and by-products, including but not limited to rare metals, earths, minerals, elements, ores, chemicals and combinations thereof with high heat resistance and anti-corrosive qualities, and any and all other metals, minerals, earths, ores, chemicals, fissionable substances and combinations thereof, and their products and by-products of every kind and description, whether similar or dissimilar to those enumerated.

Clause (d). To manufacture, produce, construct, purchase, lease as lessee, or otherwise acquire, hold, own, use, store, lease as lessor, warehouse, rent, mortgage, assign, pledge, encumber, pawn, consign, market, distribute, import, export, sell at wholesale or retail or otherwise dispose of machinery, tools, equipment, appliances, devices, accessories, supplies, materials, goods, wares, rigs, and personal property of every class and description and articles of every nature.

Clause (e). To apply for, obtain, register, purchase, lease, or otherwise acquire, and to hold, own, use, develop, operate and introduce, and to sell, assign, transfer, grant, or acquire licenses or territorial rights in respect to any copyrights, trademarks, tradenames, brands, labels, patents, patent rights, letters patent of the United States or of any other country or government, inventions, processes, contrivances and improvements, whether used in connection with or secured under letters patent or otherwise.

Clause (f). To engage in a general construction and contracting business, including maintaining, constructing, erecting, enlarging, altering, repairing, removing, and otherwise engaging in any work upon any and all classes of buildings, erections, works, and improvements of every kind and nature whatsoever, and to manufacture and furnish the building materials and supplies connected therewith.

Clause (g). To lease, purchase, sell and subdivide real property in towns, cities and villages and their suburbs not extending more than two (2) miles beyond their limits; to erect, construct, or repair any buildings, or improvements, or to contract for the erection, construction or repair thereof, and to acquire, own or prepare for use any materials for said purposes.

Clause (h). To engage in the business of acquiring, holding, managing, collecting revenues from, exchanging and disposing of real estate located in cities, towns, villages, and their suburbs not extending more than two (2) miles beyond their limits.

Clause (i). To act as a general partner in a general or limited partnership and to act as a limited partner in a limited partnership to the extent permitted by law, in the performance of the business of the Corporation and the purposes listed above.

Clause (j). To do everything necessary, advisable, proper or convenient for the accomplishment of any of the purposes set forth, and to do all other things incidental to or connected therewith, which are not inconsistent with the laws under which this Corporation is organized and/or pursues its purposes.

Clause (k). To carry out the purposes hereinabove set forth in any state, territory, district or foreign country, to the extent that such purposes are not forbidden by the laws of such state, territory, district or possession of the United States, or by such foreign country.

Clause (l). The objects and purposes specified in the foregoing clauses shall, except as otherwise expressed, be in no wise limited or restricted by reference to, or inference from, the terms of any other clauses in these Articles of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this Article shall be regarded as independent objects and purposes.

ARTICLE FOUR

Capital Stock

Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is Ten Thousand (10,000) shares of common stock of the par value of Ten Cents ($0.10) each.

Section 2. Cumulative Voting Denied. No shareholder shall have the right to cumulate his votes for the election of directors, but each share shall be entitled to one vote in the election of each director.

Section 3. Denial of Preemptive Rights. Mo shareholder shall be entitled as a matter of right to subscribe for, purchase or receive any shares of the stock or any rights or options of the Corporation which it may issue or sell, whether out of the number of shares authorized by these Articles of Incorporation or by amendment thereof or out of the shares of the stock of the Corporation acquired by it after the issuance thereof, nor shall any shareholder be entitled as a matter of right to subscribe for, purchase or receive any bonds, debentures or other securities which the Corporation may issue or sell that shall be convertible into or exchangeable for stock or to which shall be attached or appertain any warrant or warrants or other instrument or instruments that shall confer upon the holder or owner of such obligation the right to subscribe for, purchase or receive from the Corporation any shares of its capital stock; but all such additional issues of stock, rights and options, or of bonds, debentures or other securities convertible into or exchangeable for stock, or to which warrants shall be attached or appertain or which shall confer upon the holder the rights to subscribe for, purchase or receive any shares of stock, may be issued and disposed of by the Board of Directors to such persons, firms, or corporations as in their absolute discretion they may deem advisable. The acceptance of stock in the Corporation shall be a waiver of any preemptive or preferential right which in the absence of this provision might otherwise be asserted by shareholders of the Corporation or any of them.

ARTICLE FIVE

Initial Consideration for Issuance of Shares

The Corporation will not commence business until it has received for the issuance of shares consideration of One Thousand and No/100 Dollars ($1,000.00), consisting of money, labor done or property received.

ARTICLE SIX

Initial Registered Office and Agent

The post office address of the initial registered office of the Corporation is 1601 Elm Street, Dallas, Texas 75201, and the name of the initial registered agent of the Corporation, at such address, is CT Corporation System.

ARTICLE SEVEN

Data Respecting Directors

Section 1. Board of Directors. The number of directors shall from time to time be fixed by the Bylaws of the Corporation. The number of directors constituting the initial Board of Directors is three (3) who need not be residents of the State of Texas or shareholders of the Corporation.

Section 2. Names and Addresses. The names and addresses of the persons who are elected to serve as directors until the first annual meeting of the shareholders, and until their successors shall have been elected and qualified, are:

Name	Address
Jack V. Gunion	11103 West Avenue
San Antonio, Texas 78213

Alan R. Minoff	Sears Tower
Dept. 702 SSN, BSC 37-21 Chicago, Illinois 60684

Robert J. Richardson	Sears Tower
Dept. 702 SSN, BSC 37-21 Chicago, Illinois 60684

Section 3. Increase or Decrease of Directors. The number of directors may be increased or decreased from time to time by amendment to the Bylaws; but no decrease shall have the effect of shortening the term of any incumbent director. In the absence of a Bylaw fixing the number of directors, the number shall be three (3).

ARTICLE EIGHT

Transactions With the Corporation

Any contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers or employees, or in which they are interested, shall be valid for all purposes, notwithstanding his or their participation in the action, if the fact of such interest shall be disclosed or otherwise known to the Board of Directors and the Board of Directors shall, nevertheless, authorize or ratify the contract or transaction, the interested director or directors to be counted in determining whether a quorum is present and to be entitled to vote on such authorization or ratification; and no director shall be liable to account to the Corporation for any profits realized by or from or through any such contract or other transaction by reason of interest therein when such contract or other transaction has been authorized or ratified in accordance with the foregoing. This Article Eight shall not be construed to invalidate any contract or transaction which would otherwise be valid in the absence of this provision.

ARTICLE NINE

Data Respecting Incorporator

The name and address of the incorporator of the Corporation is:

Name	Address
J. David Oppenheimer	711 Navarro, Suite 620
San Antonio, TX 78205

IN WITNESS WHEREOF, I have hereunto set my hand this 15th day of August, 1988.

INCORPORATOR :

/s/ J. DAVID OPPENHEIMER
J. DAVID OPPENHEIMER